CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 21, 2010, in this Registration Statement on Amendment No. 2 to Form S-1 of Mascot Ventures Inc, for the registration of shares of its common stock. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

LBB + Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
May 13, 2010